TOUCHSTONE SOFTWARE CORPORATION



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 27, 1997

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of TouchStone Software Corporation (the "Company") will he held on Monday, October 27, 1997, at 10:00 a.m., local time, at the Double Tree Hotel, 3050 Bristol Street, Costa Mesa, California to act on the following matters:

         1. To elect five directors of the Company to serve until the next Annual meeting or the election of their successors.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         These  matters  are  more  fully   described  in  the  Proxy  Statement
accompanying this Notice.

     Only stockholders of record at the close of business on September 15, 1997 are entitled to notice of and to vote at the Annual Meeting.

                                      By Order of the Board of Directors

                                      Larry W. Dingus
                                      Chairman of the Board of Directors

Huntington Beach, California
September 15, 1997

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

     All Stockholders are cordially invited to attend in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person even if you have previously returned a proxy.
--------------------------------------------------------------------------------

                         TOUCHSTONE SOFTWARE CORPORATION

                                 PROXY STATEMENT
                       1997 ANNUAL MEETING OF STOCKHOLDERS

General

         The enclosed proxy is solicited on behalf of the Board of Directors of TouchStone Software Corporation (the "Company" or TouchStone") for use at the Annual Meeting of Stockholders to be held on October 27, 1997, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for purposes set forth herein. The Annual Meeting will he held at the Double Tree Hotel, 3050 Bristol Street, Costa Mesa, California.

         The Company's telephone number is (714) 969-7746. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about September 15, 1997.

Proxies

         If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted "FOR" the election of all five nominee directors specified herein and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company at the Company's principal executive office, 2124 Main Street, Suite 250, Huntington Beach, California 92648, Attention: Chief Financial Officer, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

         The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees in person or by telephone or facsimile. No additional compensation will be paid to directors, officers or other regular employees for such services.

Share Ownership and Voting

         Only holders of Common Stock of record at the close of business on September 15, 1997, the record date as fixed by the Board of Directors, are entitled to vote at the meeting. At the record date, approximately 7,852,110 shares of the Company's Common Stock were issued and outstanding, held by approximately 3300 stockholders of record.

         Each share of Common Stock outstanding on the record date is entitled to vote. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Except to the extent that a stockholder withholds votes for the nominees, the proxy holders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of the Company.

         An affirmative vote of a majority of the shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates stockholder votes. Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. American Securities Transfer & Trust, Inc. ("AST"), the transfer agent and registrar for the Common Stock, has been approved by the Board of Directors to serve as Inspector of Election at the Meeting. All proxies and ballots delivered to AST shall be kept confidential by AST.

         The Annual Report of the Company for the fiscal year ended December 31, 1996 is being mailed to all of the Company's stockholders with this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of September 15, 1997, by (a) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the named executive officers of the Company referred to below under "EXECUTIVE COMPENSATION AND OTHER
INFORMATION"; (d) each director of the Company; and (e) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 2124 Main Street, Suite 250, Huntington Beach, California 92648.

                                                     Number of Shares
                                                       Beneficially             Approximate
                               Name                       Owned                Percent Owned
------------------------------------------------    -----------------          --------------

Larry W. Dingus(2)..............................         267,253                    3.4%
Larry S. Jordan(3)..............................         258,000                    3.3%
Ronald R. Maas(4)...............................         382,000                    4.8%
C. Shannon Dingus(5)............................         721,518                    9.0%
Kenneth C. Welch III(6).........................         238,574                    3.0%
All executive officers and directors as
     a group (5 persons)(7).....................       1,867,345                   22.5%

---------------

(1)      Except as indicated in the  footnotes to this table,  the  stockholders named in the table are known to the  Company  to have sole  voting  and investment  power with  respect to all shares of Common  Stock shown as beneficially  owned by them,  subject to community  property laws where applicable.  As of September 15, 1997, an aggregate of 7,852,110 shares of Common Stock were outstanding.
(2)      Includes  options to purchase  134,883 shares  exercisable on or before October 27, 1997.
         Does not include 721,518 beneficially owned by C. Shannon Dingus (wife).
(3)      Includes options to purchase 50,000 shares exercisable on or before October 27, 1997.
(4)      Includes options to purchase 80,000 shares exercisable on or before October 27, 1997.
(5)      Includes  options to purchase  134,300 shares  exercisable on or before October 27, 1997.
         Does not include 267,253 shares beneficially owned by Larry Dingus (husband)
(6)      Includes options to purchase 52,000 shares  exercisable on or before October 27, 1997.
(7)      Includes officers' and directors' shares listed above.

                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

         A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees to the Board of Directors named below. Each of the nominees is a current member of the Company's Board of Directors. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxy holders to fill such vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. If a nomination is made to elect an individual to the vacant position on the Board, the proxy holders will propose a nominee to fill such position and vote all proxies received by them. If stockholders nominate persons other than the Company's nominees for election as directors, the proxy holders will vote all proxies received by them. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until the director's successor has been elected.

         The Company's Board of Directors recommends that stockholders vote FOR the nominees listed below:

                                                                                          Director
            Name of Nominee               Age            Principal Occupation              Since
            ---------------               ---            --------------------              -----
Larry W. Dingus......................     53     Chairman of the Board of Directors         1982
Larry S. Jordan......................     53     President and Chief Executive Officer      1996
                                                      of the Company
Ronald R. Maas.......................     51     Executive Vice President, Chief            1993
                                                      Financial Officer and Secretary
C. Shannon Dingus....................     50     Chief Technology Officer                   1982
Kenneth C. Welch III.................     40     Independent Software Consultant            1993

Business Experience of Nominees for Election as Directors

         Larry W. Dingus, age 53, has served as Chairman of the Company's Board of Directors since the Company was founded in September 1982, and served as Secretary of the Company from 1989 to October 1995. He resigned as President of the Company on February 15, 1988, and as Chief Executive Officer of the Company on February 16, 1989, posts he had held since September 1982.

         Larry Jordan, age 53, joined the Company in January 1996 as President and Chief Operating Officer. In June 1996, Mr. Jordan replaced C. Shannon Dingus as Chief Executive Officer of the Company. Prior to joining the Company, Mr. Jordan was with FileNet Corporation, a leading developer of workflow and document imaging software, from 1984 to 1996, holding the position of Senior Vice President of Sales since 1992.

         Ronald R. Maas, age 51, joined the Company in 1991 as Vice President of Finance and Operations and Chief Financial Officer. In 1993, Mr. Maas was promoted to Executive Vice President of the Company, and was elected to the Company's Board of Directors. In October 1995 he was elected Corporate Secretary. Prior to joining the Company, Mr. Maas served from March 1990 through January 1991 as the Controller of Bell & Howell Quintar Company, a manufacturer of computer peripheral equipment.

         C. Shannon Dingus, age 50, has served as the Company's Chief Technology Officer since June 1996. Between February 1989 and June 1996, Ms. Dingus served as the Company's Chief Executive Officer. She served as the Company's President from March 1988 until January 1996. She served as the Company's Vice President of Marketing from September 1982 until January 1986, when she became the Company's Executive Vice President, and since September 1982, she has also served as a Director.

         Kenneth C. Welch III, age 40, has been a Director of the Company since August 1993. From September 1985 to the present, he has worked as an independent software consultant in the Washington, DC area. From September 1982 to May 1985 he served as the Company's Vice President of Development, and was a Director of the Company from September 1982 to August 1986.

Executive Officers

         The following table sets forth the name, age and position with the Company of each of the executive officers of the Company. The executive officers serve at the pleasure of the Board of Directors of the Company. Biographical information with respect to each of the Company's executive officers is set forth under the caption "ELECTION OF DIRECTORS" above.

                Name          Age                                      Position
-------------------------   ---------        -----------------------------------------------------
Larry S. Jordan                53            President and Chief Executive Officer
Ronald R. Maas                 51            Executive Vice President, Chief Financial Officer and
                                             Secretary
C. Shannon Dingus              50            Chief Technology Officer

Board Meetings and Committees

     During 1996, the Company's Board of Directors held 4 regular and 2 special meetings and otherwise took action by written consent. The Board has established an Executive Committee comprised of Ms. Dingus, Mr. Jordan and Mr. Maas and an Options Committee comprised of Mr. Jordan and Mr. Maas. The Executive Committee acts on behalf of the Board in all day to day operating activities. The Options Committee determines the persons, other than the Executive Committee, entitled to participate in stock option plans.

     The Board has also established an Audit Committee, which is presently comprised of non-employee directors Mr. Dingus and Mr. Welch, which meets to consult with the Company's independent auditors concerning their engagement and audit plan, and thereafter concerning the auditors' report, and management letter, and with the assistance of the independent auditors, also monitors the adequacy of the Company's internal accounting controls.

     The Compensation Committee, which also consisted of non-employee directors Mr. Dingus, Mr. Welch and Mr. Brail (who is not standing for re-election) in 1996, held one regularly scheduled meeting during the last fiscal year. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and incentive stock option plans, and approves the granting of stock options to officers.

     The Board of Directors meets as a committee of the whole to nominate the individuals to be proposed by the Board of Directors for election as directors of the Company, and has no separate nominating committee.

Compensation of Directors

     Non-employee directors are paid an annual retainer of $1,200 plus $100 per each board meeting attended and each board meeting and committee meeting attended. The Company pays the expenses incurred by its non-employee directors in attending Board meetings. No additional compensation is paid to any of the employee directors.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Management believes all such individuals were in compliance with Section 16(a) at December 31, 1996, except Mr. L.W. Dingus who failed to timely file a Form 4. This report was subsequently filed.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table provides certain summary information concerning compensation paid or accrued by the Company to the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose combined annual salary and bonus exceed $100,000 (determined as of December 31, 1996) (referred to herein as the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation for services in all capacities paid or accrued for the fiscal years indicated by the Company to each of the officers identified above.


                                                                      Other                                          All
                                                                      Annual      Restricted                        Other
                                                                   Compensation  Stock Awards Options/SARs LTIP    Compen-
     Name and Principal Position(1)    Year    Salary ($) Bonus ($)    ($)           ($)          (#)     Payouts  sation
------------------------------------   ----  ---------- --------  -------------- -------------------------------------------
Larry W. Dingus ....................   1996    51,429         0         0             0            0         0         0
Chairman of the Board of Directors .   1995    71,489    73,289         0             0            0         0         0
                                       1994    95,333    73,683         0             0      138,300         0         0

Larry S. Jordan ....................   1996   162,824         0         0             0      200,000         0         0
Chief Executive Officer and Director   1995       (1)
                                       1994

C. Shannon Dingus ..................   1996   126,659         0         0             0            0         0         0
           Chief Technology Officer    1995   125,750    88,911         0             0            0         0         0
                                       1994   112,400    89,657         0             0      138,300         0         0

Ronald R. Maas .....................   1996    95,141         0    20,024(2)          0            0         0         0
           Executive Vice President    1995    85,862    43,444         0             0            0         0         0
                        and Director   1994    83,800    47,449         0             0       92,467         0         0
---------------

(1)      Mr. Jordan was first employed as President in January 1996.
(2)      Represents income recognized upon the exercise of 8,467 stock purchase warrants in July 1996.

Option Grants in Last Fiscal Year

         The Company did not grant stock appreciation rights in 1996 to any of the named executive officers. Grants of stock options to the named executive officers in 1996 are summarized in the following table.


                              Number of Securities    % of Total Options
                               Underlying Options    Granted to Employees        Exercise              Expiration
       Name                          Granted                in 1996                Price                  Date
       ----                          -------                -------                -----                  ----
       L.S Jordan                    200,000                 47.7%                 $2.55               12-28-2005

Aggregated Option Exercises in 1996 and Option Values as of December 31, 1996

     The value of options exercised in 1996 and the value of unexercised options at December 31, 1996, for each of the named executive officers are:

                                                                                 Number of              Value of
                                                                                Unexercised            Unexercised
                                                                              Options/SARs at         In-the-Money
                                                                                12/31/96(#)          Options/SARs at
                                     Shares                                                            12/31/96($)
                                   Acquired on               Value            Exercisable(1)/        Exercisable(1)/
       Name                        Exercise(#)            Realized($)        Unexercisable(2)       Unexercisable(2)
       ----                        -----------            -----------        ----------------       ----------------
       L.W. Dingus                     0                      0                  134,883(1)            $262,078(1)

       L.S. Jordan                     0                      0                   50,000(1)                   0(1)

                                                                                 150,000(2)                   0(2)
       C.S. Dingus                     0                      0
                                                                                 134,000(1)            $260,845(1)

       R.R. Maas                       8,467                  20,024              80,000(1)            $155,600(1)

         The value of unexercised in-the-money options is determined by using the difference between the exercise price and the average bid price at December 31, 1996.

Employment Agreements

         The Company has entered into an employment agreement with each of its three executive officers. Ms. Dingus and Mr. Maas have one-year agreements that automatically renew, on January 1 of each year unless either party gives notice by December 1. Mr. Jordan has a three-year agreement commencing January 16, 1996 that automatically renews, for a one-year term each year on January 16, unless either party gives notice by December 16. Each agreement provides that, upon termination of employment with the Company for any reason other than cause, the executive officer will continue to receive compensation at the level in effect on the date of termination of employment for the remainder of the contract or nine months, whichever is longer. In the event that the termination of employment of any of the executive officers occurs following a change in control of the Company, the exercisability of all stock options and warrants held by the terminated officer will automatically be accelerated, and the purchase price of all shares of the Company's Common Stock issuable upon exercise of such options and warrants can be paid by the terminated executive pursuant to a promissory note due and payable in two years.

Bonus Plan

         The Company established a bonus plan for the years ending December 31, 1996 and 1997 (the "Bonus Plan"). Under the Bonus Plan, participants selected by the Board of Directors were eligible to receive bonuses determined quarterly based upon the Company's net income before taxes for the quarter, with 60% of the earned bonus payable following the end of the quarter. The 40% balance of the earned bonus will be deferred until the end of the year. The bonuses will be payable only if the maximum payable to all participants in the Bonus Plan, as a group, is that amount which does not exceed 18.5% of the Company's pre-tax income for any quarter or the full year, as appropriate. Each of the named executive officers was eligible to participate in the Bonus Plan. No bonuses were paid to any of these executive officers in 1996 under the Bonus Plan.

Employee Stock Purchase Plan

         In August 1994, the Company's Board of Directors adopted an employee stock purchase plan pursuant to which an aggregate of 260,900 shares of Common Stock were sold to a total of 21 employees, including 20,000 shares purchased by each of Mr. Dingus, Ms. Dingus and Mr. Maas. Each participating employee was entitled to purchase, for cash, promissory notes, or through semi-monthly payroll deductions, up to 20,000 shares of Common Stock at $.22 per share, which price was equal to 85% of the most recent bid price per share of the Common Stock. In addition, each participant received a warrant to purchase, at any time prior to August 14, 1997, one additional share of Common Stock, at the same price per share, for every share purchased under the employee stock purchase plan. In 1994, Mr. Dingus, Ms. Dingus and Mr. Maas each purchased 20,000 shares of the Company's Common Stock by providing non-interest bearing notes to the Company in the principal amount of $4,400 each. These notes were paid in full in August 1995.

Certain Relationships and Related Transactions

         Mr. Dingus and Ms. Dingus are related by reason of marriage.

Limitation of Directors' and Officers' Liability and Indemnification

         The Company's Bylaws provide that the Company may indemnify its officers and directors, employees and other agents in certain circumstances. As described more fully in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, the Company and Larry W. Dingus, C. Shannon Dingus, Ronald R. Maas, Kenneth C. Welch III, Donald C. Watters, and Sigmund Fidyke III were named as defendants in three purported class and derivative actions alleging violations of federal securities laws and various state statutes sounding in fraud. The cases were consolidated and a settlement has been reached. On April 17, 1997, the United States District Court entered a final order approving the settlement and dismissing the class action in its entirety. The basic terms of the settlement call for the establishment of a settlement fund consisting of $500,000 cash and 200,000 newly issued shares of the Company's stock.

         In accordance with the Company's Bylaws and Delaware law, the Company has agreed to advance all expenses incurred in defending such actions upon receipt from each of the individual defendants of a written undertaking to repay the expenses advanced by the Company for their respective accounts if it is determined ultimately that any of them is not entitled to be indemnified by the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              INDEPENDENT AUDITORS

         Selection of the independent auditors will be made by the Board of Directors upon consultation with the Audit Committee. The Company's independent auditors for the fiscal year ended December 31, 1996 were Deloitte & Touche LLP. The Board of directors will vote upon the selection of auditors for the current fiscal year at a future Board meeting. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions.

                 STOCKHOLDERS PROPOSALS FOR 1998 ANNUAL MEETING


         Proposals to be presented by stockholders of the Company at the 1998 Annual Meeting must be received by the Company at its principal executive office not less than 30 days nor more than 60 days prior to the scheduled date of the meeting (or, if less than 40 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made) to be considered for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

         Under Rule 14a-8 adopted by the Commission under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

                                  ANNUAL REPORT

         A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996 is being mailed to all of the Company's stockholders with this Proxy Statement. Any stockholders entitled to notice of and to vote at the Annual Meeting who have not previously received a copy of the Annual Report may obtain one by contacting the Company at (714) 969-7746. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

                                   FORM 10-KSB

         THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CORPORATE COMMUNICATIONS, TOUCHSTONE SOFTWARE CORPORATION, 2124 MAIN STREET, SUITE 250, HUNTINGTON BEACH, CALIFORNIA 92648.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion, may determine.

                                        By Order of the Board of Directors

                                        Larry W. Dingus
                                        Chairman of the Board of Directors
Dated:  September 15, 1997

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